Exhibit 10.37

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of December 31, 2006, between Huttig Building Products, Inc., a Delaware corporation, with its principal office located at 555 Maryville University Drive, Suite 240, St. Louis, Missouri 63141 (the “Company”), and Michael A. Lupo (“Mr. Lupo”).

In consideration of the premises and the representations, warranties, covenants and agreements contained herein, the Company and Mr. Lupo agree as follows:

1. Employment.

(a) Appointment as Strategic Advisor. Provided that he remains employed with the Company as of such date, effective January 1, 2007, the Company shall employ Mr. Lupo in the position of Strategic Advisor and Mr. Lupo agrees to be employed by the Company in such capacity, subject to the terms and conditions hereinafter set forth. In his capacity as Strategic Advisor, Mr. Lupo shall have such duties and responsibilities as the Board of Directors of the Company shall reasonably assign from time to time. In his capacity as Strategic Advisor, it is expected that Mr. Lupo will work at least 20 percent of the time that he had worked, on average, during his three previous calendar years of employment by the Company.

(b) Resignation as CEO. Effective December 31, 2006, Mr. Lupo shall resign as President and Chief Executive Officer of the Company, and as an officer and member of the Board of Directors of each of the Company’s subsidiaries.

(c) Service as a Director. During the Term (as hereafter defined), Mr. Lupo shall not be entitled to any additional compensation for his service as a director, except for reimbursement of expenses consistent with the Company’s expense reimbursement policy

2. Term of Employment. The term of Mr. Lupo’s employment as Strategic Advisor to the Company shall begin on January 1, 2007 (the “Commencement Date”) and shall continue through December 31, 2007 (the “Term”), unless earlier terminated as set forth herein.

3. Compensation and Benefits.

(a) Salary. For all services rendered by Mr. Lupo under this Agreement on behalf of the Company during the one-year Term, the Company shall pay Mr. Lupo a salary of One Hundred Eighty Thousand and No/100 Dollars ($180,000.00), payable in accordance with the Company’s normal payroll practices.

(b) Vacation and Other Welfare and Retirement Benefit Plans. Mr. Lupo shall be entitled to such vacation and holiday time and shall be entitled to participate in such health, welfare and retirement benefit plans and arrangements as may be offered by the Company to other similarly situated employees of the Company including, without limitation, participation in any 401(k), deferred compensation or other plans of the Company; provided that, nothing contained herein shall or shall be deemed to require the Company to develop or continue to maintain any particular plan or arrangement.

(c) Automobile. During the Term, the Company agrees to provide to Mr. Lupo, at the Company’s expense, use of a leased automobile. The Company shall pay or reimburse Mr. Lupo for all costs of operating such Company-provided automobile, including gas and oil expenses, repair and maintenance costs and insurance costs. Mr. Lupo shall comply with Company policies with respect to such automobile and the submission of automobile expenses for reimbursement. Mr. Lupo shall have the option to purchase such automobile at the expiration of the Term at the lease buyout price on that date.

(d) Health Insurance. Mr. Lupo and his spouse are currently covered under a retiree health insurance program from a prior employer. During the Term, the Company agrees to continue to pay or reimburse Mr. Lupo for the premiums under such insurance program as the same may be in effect from time to time, upon submission of reasonable documentation by Mr. Lupo, in an amount not to exceed $950 per month.

(e) EVA Plan. During the Term, Mr. Lupo shall not be entitled to participate in the Company’s EVA Incentive Compensation Plan or in any other bonus, equity incentive or other incentive compensation plan of the Company. Notwithstanding, nothing herein shall cause Mr. Lupo to forfeit his right to receive a distribution of the deferred balance in his EVA account as of the Commencement Date,

(f) Equity Incentives. During the Term, Mr. Lupo will not receive any grants of restricted stock, restricted stock units, stock options or other equity incentives. While Mr. Lupo remains employed as Strategic Advisor hereunder, equity incentives granted to Mr. Lupo prior to the Commencement Date shall continue to vest and, with respect to vested stock options, remain exercisable, in accordance with the terms of the applicable equity incentive plans and award agreements.

4. Termination.

(a) In General. This Agreement may terminate prior to the end of the Term for any reason, including upon the death or Disability (as defined below) of Mr. Lupo. In the event of a termination for any reason, the Company shall pay to Mr. Lupo (or his estate, in the event of his death) upon the last date of employment (the “Termination Date”) all amounts of accrued and owing compensation, including salary through the Termination Date, accrued but unpaid or unused vacation as may be required under applicable law, and any other amounts of compensation or timely submitted reimbursements accrued and owing as of the Termination Date (the “Accrued Obligations”). As used herein, “Disability” means Mr. Lupo is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or Mr. Lupo is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(b) By the Company Without Cause. If the Company terminates Mr. Lupo’s employment during the Term without Cause (as defined below), in exchange for a release of all claims Mr. Lupo may have against the Company, its affiliates, and its or their officers, directors, employees and agents, the Company shall pay Mr. Lupo 100% of the salary due Mr. Lupo for the balance of the one-year Term hereof (the “Severance Payment”). The Severance Payment shall be paid to Mr. Lupo evenly over the remainder of the Term, in accordance with the normal payroll cycle. The right to the Severance Payment contemplated in this Paragraph 4(b) shall cease if Mr. Lupo breaches any material provision of any agreement between Mr. Lupo and the Company, including without limitation Paragraph 5 or any other material term of this Agreement. This paragraph shall survive termination of this Agreement.

(c) Definition of Cause. For purposes of this Agreement, Cause shall constitute either (i) personal dishonesty or breach of fiduciary duty involving personal profit at the expense of the Company; (ii) repeated failure of the Mr. Lupo to perform his duties hereunder which are demonstrably willful and deliberate on his part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; (iii) the commission of a criminal act related to the performance of duties, or the furnishing of proprietary confidential information about the Company to a competitor, or potential competitor, or third party whose interests are adverse to those of the Company; (iv) habitual intoxication by alcohol or drugs during work hours; (v) conviction of a felony; or (vi) any breach of any material Company policy or any material term of this Agreement or any other agreement by and between Mr. Lupo and the Company.

5. Mr. Lupo Covenants.

(a) Confidentiality. Except as directed by the Board of Directors of the Company or as may be required by law, Mr. Lupo hereby agrees to keep confidential and not divulge to any other person or entity at any time any of the business secrets or other confidential information regarding the Company and its affiliates, except to the extent that such information has become public knowledge through no fault of Mr. Lupo’s.

(b) Nonsolicitation. From the date hereof through one year after the expiration of the Term, Mr. Lupo agrees that he shall not, directly or indirectly, offer or provide to, interfere with, induce or attempt to induce an employee of the Company or any of its affiliates to accept employment or affiliation with any firm or corporation (other than the Company or any of its affiliates) of which Mr. Lupo is an officer, director, employee, partner, principal, agent, representative, consultant or otherwise affiliated.

(c) Nondisparagement. Mr. Lupo represents that he will not, in any way, disparage the Company or any subsidiary, affiliate or parent of the Company, or any officer, agent, employee, successor or assign of any of them, or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned persons or entities.

(d) Noncompetition. From the date hereof through one year after the expiration of the Term, Mr. Lupo agrees that he shall not, unless acting with the prior written consent of the Company, directly or indirectly: (i) own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, or be associated as an officer, director, executive, partner, principal, agent, representative, consultant or otherwise with, any business or enterprise which at any time during such period designs, manufactures, assembles, sells, distributes or provides products (or related services) in competition with those designed, manufactured, assembled, sold, distributed or provided by the Company in any part of the United States; or (ii) directly or indirectly, solicit the business of, or do business with, any customer, supplier, or prospective customer or supplier of the Company with whom Mr. Lupo had direct or indirect contact or about whom Mr. Lupo may have acquired any knowledge while employed by the Company during the five (5) years immediately prior to the end of Mr. Lupo’s employment; provided, however, that this provision shall not be construed to prohibit the ownership by Mr. Lupo of not more than 2% of any class of securities of any corporation which is engaged in any of the foregoing businesses that has a class of securities registered pursuant to the Securities Exchange Act of 1934.

(e) Rights and Remedies Upon Breach. It is recognized that the services to be rendered under this Agreement by Mr. Lupo are special, unique and of extraordinary character. If Mr. Lupo breaches, or threatens to commit a breach of, any of the provisions of Paragraph 5(a) through Paragraph 5(d) (the “Covenants”), then the Company and/or any of its affiliates shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i) Specific Performance. The right and remedy to have the Covenants specifically enforced by any court having equity jurisdiction, including obtaining an injunction to prevent any continuing violation thereof, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will be difficult to ascertain and will not provide adequate remedy to the Company.

(ii) Severability of Covenants. If any of the Covenants, or any part thereof, are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the Covenants or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction.

(iii) Blue-Pencilling. If any of the Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the geographical scope covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration or geographical scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced; provided, however, that the determination of such court shall not affect the enforceability of the Covenants in any other jurisdiction.

(f) Assignability. Mr. Lupo specifically acknowledges and agrees that in the event the Company should undergo any change in ownership or change in structure or control, or should the Company transfer some or all of its assets to another entity, the Covenants contained herein and the right to enforce the Covenants may be assigned by the Company to any company, business, partnership, individual or entity, and that Mr. Lupo will continue to remain bound by the Covenants.

(g) Survival. This Paragraph 5 shall survive termination or expiration of this Agreement.

6. Termination of Change of Control Agreement. As of the Commencement Date, the Change of Control Agreement between the Company and Mr. Lupo dated March 1, 2005 shall terminate and be of no further force or effect.

7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	If to the Company:	Huttig Building Products, Inc.
555 Maryville University Drive, Suite 240
St. Louis, Missouri 63141
Attention: General Counsel

(b)	If to Mr. Lupo:	Michael A. Lupo
10105 N.W. 69th Manor
Parkland, Florida 33076

8. Waiver of Breach. The waiver of either the Company or Mr. Lupo of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Company or Mr. Lupo.

9. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of both the Company and Mr. Lupo and their respective successors, assigns, heirs and legal representatives, but neither this Agreement nor any rights hereunder shall be assigned by either the Company or Mr. Lupo without the consent in writing of the other party, except as otherwise set forth herein.

10. Governing Law and Venue. This Agreement shall be governed by and constructed in accordance with the laws of the State of Missouri. However, in the event of any legal or equitable action arising under this Agreement, the venue of such action shall not lie exclusively within Missouri but may lie in any court having proper jurisdiction over such matter.

11. Enforcement Costs. If any party hereto institutes any action or proceeding to enforce this Agreement the prevailing party in such action or proceeding shall be entitled to recover from the nonprevailing party all legal costs and expenses incurred by the prevailing party in such action, including, but not limited to, reasonable attorney fees, paralegal fees, law clerk fees, and other legal costs and expenses, whether incurred at or before trial, and whether incurred at the trial level or in any appellate, bankruptcy, or other legal proceeding.

12. Amendment. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the person or party to be charged.

13. Severability. If any portion of this Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

14. Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer, and Mr. Lupo has hereunto set his hand, as of the day and year first-above written.

COMPANY:
Huttig Building Products, Inc.

By:	/s/ Darlene K. Schroeder
Name:	Darlene K. Schroeder
Title:	VP Human Resources

MR. LUPO:

/s/ Michael A. Lupo
Michael A. Lupo